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                                                                     EXHIBIT 2.3


                           ASSET PURCHASE AGREEMENT

                                by and between

                         SATCON TECHNOLOGY CORPORATION

                                      and

                         NORTHROP GRUMMAN CORPORATION

                                  Dated as of

                               November 16, 1999
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     THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated as of November 16, 1999, by and between SATCON TECHNOLOGY CORPORATION, a Delaware corporation ("Purchaser") and NORTHROP GRUMMAN CORPORATION, a Delaware corporation ("Seller").

                                   RECITALS

     Seller owns patented and other specified and unspecified intellectual property rights, certain contracts and related equipment and owns or is the licensee of certain software required to carry out the work to be performed under such contracts and has performed to date under the contracts listed in Exhibit A, all in connection with its Power Electronics Products Business, previously known as Seller's Electric Vehicle Group, which produces power electronics, controllers and motors for electric and hybrid vehicle powertrains, microturbine power generation and energy storage products (the "Business").

     Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the contracts and bid and proposal offers set forth in Exhibit A ("Contracts"), the accounts receivable, prepaid expenses and advance payments, if any, set forth in Exhibit AA ("Financial Assets"), the equipment, and other assets located in the Workspace as defined in the Transition Services Agreement annexed hereto and as set forth in Exhibit B ("Equipment"), the raw material, work in process and finished goods listed in Exhibit C ( "Inventory"), the intellectual property used in the business set forth in Exhibit D ( "Intellectual Property")the designs, specifications drawings, bills of materials, production lines and processes, shop configurations, instructions, warnings, repair and maintenance procedures and the like as described in Exhibit DD ("Process Related Property"), ,") the owned software listed in Exhibit E, ("Owned Software"), the customer lists, prospects, books, records, and purchase orders listed in Exhibit F ("Other Intangible Assets") and Seller and Purchaser also desire to license or sublicense the software set forth in Exhibit G ("Licensed Software") (all of the foregoing ,collectively, the "Assets") on the terms, conditions, restrictions, licenses and reservations hereinafter set forth. To the extent that any intangible property rights, other than the Intellectual Property, arise from or relate exclusively to the activities of the Business as conducted heretofore and to the date hereof or to the Intellectual Property exist and are owned or licensed to Seller, such intangible property are included in the Assets transferred or sublicensed hereunder. Intangible property rights including intellectual property rights and those rights described in Section 1.1(j) that have been used in and are necessary to the products and services of the Business as conducted heretofore but that also relate to business, assets or products of Seller that are not transferred to Purchaser by this Agreement shall be available to Purchaser pursuant to an unrestricted, worldwide, perpetual, irrevocable, royalty-free, fully paid up, non-exclusive license from Seller which shall also be assignable and under which SatCon can freely grant sublicenses and Seller hereby grants such right and license. However, in no event does the Purchaser obtain the right within this Agreement to sublicense or assign intangible property rights including intellectual property for any other use than as used in the Business as defined.

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                                   AGREEMENT

  Now, therefore, Purchaser and Seller hereby agree as follows:

1.   SALE AND PURCHASE OF ASSETS

          1.1 Purchased Assets. In reliance upon the representations, warranties and agreements herein contained and upon the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell (except that it agrees to license or sublicense to the extent of Seller's right to sublicense Licensed Software or that of a Licensee), assign, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase and acquire from Seller, on the Closing Date, all of Seller's right, title and interest in and to the Assets described in Exhibits A, AA, B, C, D (as and to the extent provided herein), DD, E, F and G attached hereto, which Assets include:

               (a) The Contracts listed and described in Exhibit A, and all books and records relating to the Contracts, including attendant vendor files, invoices with supporting documentation, business and technical records, and correspondence, including the executory portion of any and all sales orders, bids and quotations as set forth in Exhibit A;

               (b) Equipment- All equipment described in the attached Exhibit B;

               (c) The Inventory- All raw materials, work in process and finished goods listed and described in attached Exhibit C;

               (d) (i) Licenses and permits used in the Business, the Intellectual Property (set forth on Exhibit D) and trade secrets and intangible property used exclusively in the Business (provided however that to the extent any such Intellectual Property, unspecified intellectual property rights and all other specific items referred to in this Section 1.1(d)(i) and the items described in Section 1.1(d)
          (ii) are used or usable by Seller in any respect other than in connection with the Business or any business of Seller involving Governmental Customers as defined below), Purchaser agrees to grant, and does hereby grant back to Seller and Seller hereby accepts from Purchaser a nonexclusive irrevocable, perpetual, royalty-free, worldwide right and license -to-use such Intellectual Property for products and/or services provided by Seller solely to Governmental Customers ("Governmental Customers" shall mean any office, department, agency or instrumentability of (i) the government of the United States, (ii) any foreign government (iii) any state, country or local government or governmental subdivision, or (iv) any state or political subdivision of any foreign country)) including: a) all applications for patents; b) patent disclosures; c) proprietary trade secrets and know-how; d) any rights which Seller has with respect to potentially patentable technology and other items on which any persons employed in the Business have worked during and arising out of their employment with Business for which patent applications have not yet been filed but

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          disclosures have been made to Seller's cognizant patent committee; e)
          design rights relating to the Business; f) domain name of the Business, if any; g)trademarks and trade names issued and pending relating exclusively to the Business; source code, if any, used exclusively in the Business: h) brochures, videos and websites, if any, exclusively of the Business, but in all cases only those items in subsections (d)(i) (c) through (h) that arise solely from or are used exclusively in the Business are considered Assets as such term is used in this Agreement; any intangible property rights including those described in clauses (a) through (h) above that have been used in and are necessary to the products and services of the Business as conducted heretofore but that also relate to business, assets or products of Seller that are not transferred outright to Purchaser by this Agreement are hereby available to Purchaser pursuant to a royalty-free, non-exclusive license from Seller and Seller agrees to grant and does hereby grant to Purchaser, and Purchaser hereby accepts from Seller, an unrestricted non-exclusive, irrevocable, perpetual, fully paid up royalty-free, worldwide right and license to such intangible property (which rights shall be assignable and include the right to freely sublicense) including, not by way of limitation, rights relating to Patent Disclosure BD-96-189 entitled "A High Power, Low Disturbance Electronic Circuit Assembly". However, in no event does the Purchaser obtain the right within this Agreement to sublicense or assign intangible property rights including intellectual property for any other use than as used in the Business as defined.

               (d) (ii) All the designs, specifications drawings, bills of materials, production lines and processes, shop configurations, instructions, warnings, repair and maintenance procedures, manufacturing database and the like as listed and described in Exhibit DD, provided, however, that with respect to any item appearing in
              -----------------
          Exhibit DD that has or can have application to any process involving Excluded Assets or any business of Seller involving Governmental Customers, Seller retains the right to use, employ, sell, license, sublicense or otherwise transfer or utilize such item in connection with products or services provided to Governmental Customers in Seller's sole discretion, subject only to the restrictions of Section
          4.4 of this Agreement;

               (e)  The Owned Software listed in Exhibit E;

               (f)  The Other Intangible Assets listed in Exhibit F

               (g) Licensed Software listed in Exhibit G, but only as and to the extent provided in Section 2.11 of this Agreement.

               (h) The worldwide, perpetual, irrevocable, freely assignable, fully paid up, unrestricted royalty-free, non-exclusive license (with the right to freely sublicense and assign) to the intangible property rights that have been used in and are necessary to the products and services of the Business as they have been produced or provided to the date of this Agreement. However, in no event does the Pur-

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          chaser obtain the right within this Agreement to sublicense or assign intangible property rights including intellectual property for any other use than as used in the Business as defined.

               (i)  Reserved

               (j)  The so called "Blue Bird" assets are included in the Assets.

          1.2 Excluded Assets.

               (i) Except as set forth in this Agreement and any related agreement, Purchaser shall not acquire by reason of this Agreement any right, title or interest in or to any assets owned, leased or otherwise used by Seller or on which any persons employed in the Business have worked during their employment with Seller other than in the Business. Business related licenses, software, and other such intellectual property, related or integral to those Assets described in this Agreement and its Exhibits, and which are reasonably necessary for Purchaser to conduct the on-going business of the Business shall, subject to National Security Regulations be made available to Purchaser by Seller pursuant to license as provided in Section 1.1(d)(i) and (ii) above. If and to the extent Excluded Assets owned by Seller have been used in the Business as heretofore conducted, Seller shall make such assets available to the extent practicable to Purchaser and Purchaser shall reimburse Seller for Seller's actual costs of providing such items and/or services to Purchaser.

               (ii) Silicon Carbide Technology. The assets, intellectual property and technology related to the Silicon Carbide Technology are not contemplated in this transaction and will not be transferred or licensed to Purchaser. To the extent Seller offers silicon carbide products for sale to the public, Purchaser shall be entitled to purchase such silicon carbide products on the most favorable terms and conditions, including price, as Seller provides from time to time for identical products in identical quantities to others.

          1.3(a)  Liabilities Not Assumed by Purchaser.

               (i) Except as otherwise provided in this Agreement, Purchaser is not assuming any obligations or liabilities of Seller, or any subsidiary thereof, notwithstanding that Seller makes certain representations and warranties with respect to such obligations or liabilities. All of such obligations and liabilities that are not specifically assumed by Purchaser pursuant to this Agreement are hereinafter referred to as "Retained Liabilities". "Retained Liabilities" shall include, without limitation all liabilities relating in any way to the Excluded Assets and all liabilities and obligations arising prior to or with respect to the time period prior to the Closing Date including without limitation under the Master Lease which is an Exhibit to the Transition Services Agreement.

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               (ii) Blue Bird Corporation Litigation.  Purchaser and Seller
          acknowledge the existence of a contractual dispute and litigation between Seller and Blue Bird Corporation related to contract #FHB-5019 dated May 2, 1995 between Blue Bird Corporation and Northrop Grumman Corporation. Purchaser does not assume any liability for such litigation, but Purchaser shall reasonably cooperate with Seller and assist Seller in the dispute and litigation with Blue Bird. Purchaser will make reasonably available any of the Assets which are transferred to the Purchaser by this agreement and will make its employees reasonably available for depositions, settlement conferences, and court appearances. Purchaser will be reimbursed for its actual costs and expenses, including salary reimbursement, of making such employees available for this purpose.

          (b) Liabilities Assumed by Purchaser. As part consideration for this transaction based on the representations of Seller in Section 2.6 hereof, Purchaser agrees to assume and discharge all obligations under the Contracts in Exhibit A, which under such Contracts are to be performed or discharged subsequent to the Closing Date.

          1.4 Closing. The Closing of such sale and purchase (the "Closing") shall take place on November 16, 1999 or such earlier or later date as the parties hereto shall agree in writing (the "Closing Date") at the offices of Seller, located at Linthicum, MD, or at such other place as the parties hereto shall agree in writing. At the Closing, Seller shall deliver to Purchaser a duly prepared Bill of Sale in accordance with Exhibit H hereto with respect to the Assets. In consideration and exchange for the Assets, Purchaser shall simultaneously pay to Seller the Purchase Price as provided in Section 1.5.

          1.5 Purchase Price; Manner of Payment. At Closing Purchaser will deliver to Seller Shares of Common Stock of the Purchaser equal to $4,905,000 divided by the average of the closing prices for Purchaser's Common Stock as reported on the NASDAQ Composite Transactions reporting system for the ten (10) business days immediately prior to the Closing date. For example, if the average closing price of Purchaser's Common Stock during the ten day period is $8.75, the Purchaser would deliver 577,058 shares to Seller at the Closing ($4,905,000 divided by $8.75).
     The Shares will be restricted securities and will bear a legend reflecting
     such restriction.   Purchaser agrees to file a registration statement with
     respect to the resale of such shares of Common Stock by Seller, at Purchaser's cost and expense, as provided herein and in the Registration Rights Agreement annexed hereto.

          1.6 Warrants. At closing Purchaser will deliver to Seller warrant to purchase 100,000 shares of Common Stock of Purchaser and if the conditions in Schedule 1.6 incorporated herein by reference are fulfilled within 18 months of the date of this Agreement, purchaser shall deliver to Seller promptly upon Seller certifying to Purchaser that the conditions set forth in Schedule 1.6 have been satisfied and Purchaser has received the assets therein specified, immediately upon such fulfillment, warrants to purchase an addi-

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     tional 100,000 shares of Common Stock of Purchaser.  The exercise price per share of all such warrants shall be equal to the average of the closing prices for Purchaser's Common Stock as reported on the NASDAQ Composite Transactions reporting system for the ten (10) business days immediately prior to the Closing Date plus $1.25 and the warrants shall provide for an exercise period through December 31, 2006. Such warrants shall be represented by two (2) certificates each in the form of the Warrant Certificate annexed hereto and the shares subject to such warrants shall upon issuance be entitled to the benefits of the Registration Rights Agreement annexed hereto.

          1.7 Allocation of Purchase Price. Seller and Purchaser shall mutually agree to the allocation of the Purchase Price specified in Section
     1.5 among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), within seventy-five (75) days following the Closing Date. Each of the Parties agrees to report this transaction for tax purposes in accordance with such allocation of the Purchase Price, including, without limitation, for all purposes on any Federal or state income or franchise tax return filed by either Party after the Closing Date.

2.  REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants to Purchaser as follows:

          2.1 Corporate Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority (corporate and other) to own its properties and assets and to conduct its business as now being conducted, including the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of Seller's obligations hereunder have been duly authorized and no other corporate proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Seller and is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

          2.2 Qualification. Seller is qualified or otherwise authorized as a foreign corporation to transact business and is in good standing as such in each jurisdiction in which the conduct of its business so requires, except where the failure to be so qualified will not have a material adverse effect on Seller.

          2.3 No Violation. Seller has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by delegated authority from the Seller's Board of Directors and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid and binding obligation of Seller enforceable in accordance with its terms. The execution, delivery and performance

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     by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in the breach of any provision of the charter documents or by-laws of Seller; (ii) violate, conflict with or result in a material breach of any of the terms, or result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which Seller is a party, or by or to which Seller's assets or properties may be bound or subject ; (iii) violate any order, writ, judgment, injunction, award or decree of any federal, state, local or foreign court, arbitrator or governmental or regulatory body against, or binding upon Seller or upon the assets of Seller; (iv) violate any statute, law or regulation of any governmental or regulatory body, which violation would have a material adverse effect thereto, other than to the extent any violation of such federal, state, local or foreign laws, regulations, orders or other legal requirements would have an immaterial effect, either singly or in the aggregate, on the Business, Purchaser or Purchaser's ability to utilize the Assets in the conduct of the Business following the Closing.; (v) result in the creation or imposition of any lien, charge or encumbrance of any nature or description upon any of the properties, assets or businesses of Seller; or
     (vi) violate or result in the modification, revocation or suspension of any transferable applicable licenses, if any, that are a portion of the Assets.

          2.4 Compliance with Laws. The performance of the Contracts and the Business to date have been conducted in accordance with all federal, state, local or foreign laws, regulations, orders and other legal requirements applicable thereto, other than to the extent any violation of such federal, state, local or foreign laws, regulations, orders or other legal requirements would have an immaterial effect, either singly or in the aggregate, on the Business, Purchaser or Purchaser's ability to utilize the assets in the conduct of the Business following the Closing.

          2.5 Liens; Tax Matters. Seller represents and warrants to Purchaser that except as disclosed in Schedule 2.5, Seller will transfer, and Purchaser will receive title to the Assets free and clear of all liens, security interests, claims, charges, encumbrances or title defects of whatever nature or description. Purchaser and Seller shall each pay one-half of any and all transfer or use taxes or other local taxes assessed and payable as a consequence of the Closing of this transaction. To the extent Seller or Purchaser is legally obligated to pay any of the transfer or use taxes as a result of the Closing of this transaction ,the Party that in fact pays such taxes shall be reimbursed by the other Party for one-half of such payment within thirty (30) days of receipt of evidence of payment by the Party that in fact made the required payment. All taxes applicable to the Business and lawfully payable by the Seller with respect to all periods prior to and through the Closing Date will be duly and properly computed, reported, fully paid and discharged, and there are no unpaid taxes with respect to any period prior to the Closing Date which are or could become a lien on the Assets, except for current taxes not yet payable which taxes shall be timely paid by Seller.

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          2.6  Absence of Undisclosed Liabilities.

               (a) At the Closing Date, there are no obligations or liabilities arising from or relating to the Contracts except for performance pursuant to the terms and conditions of such Contracts required after the Closing Date and the obligations formed upon the acceptance by the recipients of the outstanding bid and proposal offers included on Exhibit A.

               (b) Except as set forth on Schedule 2.6 attached hereto:

                   (i) each Contract is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, and the Seller does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                   (ii) the Seller has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Seller on its part prior to the date hereof, and the Seller has no reason to believe that it would not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

                   (iii) the Seller is not in breach of or default under any
               Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

                   (iv) to the best knowledge of the Seller, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

                   (v) the Seller is not restricted by any Contract relating to the Business from carrying on its business anywhere in the world;

                   (vi) the Seller has with respect to the Business no written or oral Contracts to sell products or perform services which are expected to be performed at, or to result in, a loss; and

                   (vii) the continuation, validity and effectiveness of each
               Contract will not be affected by the transfer thereof to Purchaser under this Agreement, and all such Contracts are assignable to Purchaser without a consent

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               or Purchaser will be entitled to the economic benefit thereof as provided in Section 4.2(d) of this Agreement..

          2.7 Tangible Personal Property. "Tangible Personal Property" means the Equipment, the Inventory, and other tangible personal property located in the Workspace as defined in the Transition Services Agreement used by the Business to perform the Contracts and owned by Seller. All items of Tangible Personal Property pertaining to the performance of the Contracts are owned by Seller and are free and clear of all liens, security interests, claims, charges, encumbrances or title defects of whatever nature or description.

          2.8 Licenses and Permits. The Seller has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct the Business and own and operate the Assets (collectively, the "Permits"). Except as disclosed on Schedule 2.8, the Seller is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties, the violation of which could have a material adverse effect on the Business, the Assets or the Purchaser. The Business of the Seller does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste (as defined in the Resource Conservation and Recovery Act, as amended, and the regulations adopted pursuant thereto), conservation, or corrupt practices, the enforcement of which would have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Business, the Assets or the Purchaser. Except as set forth on Schedule 2.8 attached hereto, the Seller has not since January 1, 1996 received any notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance with respect to the Business or the Assets.

          2.9 Title to, and Sufficiency of, the Assets. Except as otherwise noted on Schedule 2.9 hereto, Seller holds and owns full, unconditional, good and marketable title to all of the Assets free and clear of all liens, security interests, claims, charges, encumbrances or title defects of whatever nature or description. The Assets are sufficient to perform the work-orders heretofore or currently placed with the Business, but no representation or warranty is expressed and none is implied, with respect to the ability of Purchaser to achieve profitable production of any item produced by the Business heretofore without adding additional assets, it being expressly understood by Purchaser that the Business has been conducted primarily as a prototyping and pre-production design facility.

          2.10 Customers and Suppliers. With respect to the Contracts, none of the customers or suppliers of Seller to Seller's knowledge has threatened to terminate or change significantly its relationship with the Business on or after the Closing Date; Seller has not granted any unusual credit or other sales terms to customers or others; and, all customer

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     orders for Products of the Contracts are bona fide and have been entered into at arm's length in the ordinary course of business.

          2.11 Software. Exhibits E and G contain a complete and correct list of all significant application software, information systems or computer programs used directly in the performance of the Contracts or by the Business (collectively the "Software"). Seller is the owner of all of the Software set forth in Exhibit E and agrees to transfer it to Purchaser. Seller is the licensee or is otherwise entitled to use the Software set forth in Exhibit G, and to the extent, and only to the extent, if any, that it is able so to do, shall transfer the license or shall sublicense such Software to Purchaser without cost for the term of such license or sublicense; if Seller is unable to transfer or sublicense any software, Seller shall enter into a commercially reasonable relationship to provide Purchaser with the economic benefit of a transfer or sublicense without additional cost or other burden to or Purchaser. Seller will deliver to Purchaser true and complete copies of all licenses, leases and purchase agreements related to any such Software where such licenses, leases and/or agreements are necessary to the Purchaser's use of such Software. Seller has no knowledge of any violation of trade secret rights or copyrights with respect to such Software. Such software is the Software used by the Group to perform its work. To the extent Purchaser chooses to utilize such Software subsequent to the Closing, Purchaser will be responsible for any recurring license fees or maintenance agreements relating to the Software that are due after Closing (and there will be no apportionment thereof).

          2.12 Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or, to Seller's knowledge, threatened against Seller or any affiliate Seller, or which should be reasonably known or expected by Seller, which has or will materially affect Seller's ability to consummate the transactions contemplated herein.

          2.13 Acquisition or Disposition of Assets. There have been no material acquisitions or dispositions of the assets of the Business by Seller prior to the Closing Date other than in the ordinary course of business.

          2.14  Product Warranties; Infringement.  Except as set forth on
     Schedule 2.14 attached hereto, the Seller has not received notice of any litigation, warranty claim or products liability claims relating to the Business or the Assets. No claims exist that any products produced or designed by the business through the date of this Agreement infringe upon the patents or protected trade secrets of third parties, and there is no basis for any such claims of infringement. The Inventory, the Intellectual Property and the other Assets are the Assets used in the Business to the date hereof, and have been adequate to conduct the Business as conducted to the date hereof. As indicated in Section 2.9, no assurance is or can be given that Purchaser will not be required to acquire other assets in order to achieve profitable production of products. To the extent that any intangible property rights other than the Intellectual Property, arise from or relate exclusively to the activities of the Business as conducted heretofore and to the date hereof exist and are

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     owned by or licensed to Seller, such intangible property rights are included in the Assets transferred or sublicensed hereunder. Seller has received no notice of, has no knowledge of any basis for and believes there is no basis for, a claim against it that any of the operations, activities and products of the Business infringe on any patent, trademark, trade name, copyright or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or any property rights of others. Seller has no disputes with or claims against any third party for infringement by such third party of any Intellectual property of the Seller. The Seller has taken all steps reasonably necessary in its opinion to protect its right, title and interest in and to any intangible property transferred hereunder. Seller owns all legal rights in the patents and patent applications listed in Exhibit D, but Seller has not recorded an assignment with respect to the foreign patents and applications that were acquired from Westinghouse Electric Corporation. Seller will cooperate with Buyer, and take such reasonable steps as are necessary, at Buyer's cost, to cause all such foreign patents and patent applications to be filed in the proper filing offices to perfect registration thereof.

          2.15 Inventory. Exhibit C attached hereto sets forth a true and correct list of all inventories of raw materials, work in process, finished goods, maintenance supplies spare parts and similar items of the Business (collectively, "Inventory") as of the date hereof, and such Inventory is of a quality and quantity as Seller has used and such inventory is useable and saleable in the ordinary course of the conduct of the Business.

          2.16 Environmental. The Seller is not and has not been in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to the Business or the real estate being subleased to the Purchaser on even date herewith. The Business does not and has not violated, in any material respect, any federal, state, local or foreign laws, regulations or orders relating to environmental protection and hazardous waste (as defined in the Resource Conservation and Recovery Act, as amended, and the regulations adopted pursuant thereto), the enforcement of which would have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Business or the Purchaser.

          2.17 Acquired Assets Complete. The Assets (other than with respect to inventory for products) are, when utilized by a labor force substantially similar to that historically employed by the Seller in the Business, adequate to conduct the business operations currently and previously conducted by the Business to the extent provided in Section 2.9 of this Agreement.

          2.18 Assets. Schedule 2.18 attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting the Assets (collectively, the "Encumbrances"). The Seller is, and at the Closing will be, the true and lawful owner of the Assets, and will have the right to sell and transfer to the Purchaser good, clear, record and marketable title to the Assets, free and clear of all Encumbrances of any kind, except as set forth on Schedule 2.18 attached hereto (the "Permitted Encumbrances") or as set forth on Schedule
     2.18 attached hereto (the "Permitted Exceptions"). The delivery to the Purchaser of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in the Purchaser, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever, except for the Permitted Encumbrances and the Permitted Exceptions. At any time and from time to time after the Closing, at the Purchaser's request and without further consideration, Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as Purchaser may reasonably request to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets, to put the Purchaser in actual possession and operating control thereof, to assist the Purchaser in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

3.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents, warrants and agrees as follows:

          3.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and assets and to conduct its business as now conducted.

          3.2 Corporate Authority. Purchaser has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, and the performance of Purchaser's obligations hereunder, have been duly authorized and no other corporate proceedings on the part of Purchaser are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Purchaser and is the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          3.3 No Violation. The execution, delivery and performance by Purchaser of this Agreement does not and will not violate any provision of the charter documents or by-laws of Purchaser, of any agreement or instrument to which Purchaser is a party or by which it is bound, or of any order, judgment or decree of any court or other governmental or regulatory authority to which Purchaser is subject.

          3.4 Bulk Transfer Laws. Purchaser hereby waives compliance with the provision of any so called bulk transfer laws of any jurisdiction in connection with any of the transactions contemplated herein, to the extent that failure to comply with any such law imposes an obligation or charge upon any of the Assets, Purchaser reserves the right to claim full indemnification and to be held harmless by Seller from such claim.

          3.5 Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or, to Purchaser's knowledge threatened against Purchaser or any affiliate of Purchaser which has or will materially affect Purchaser's ability to consummate the transactions contemplated herein.

          3.6 Inspection; Knowledge. Purchaser represents and warrants that it is knowledgeable with respect to and is thoroughly familiar with the operations and business to which the Assets relate, and that it has caused its employees and/or agents to examine or review the Assets. Purchaser represents and warrants that the terms, conditions, methods and procedures specified in Schedule 3.6 hereto govern the conditions of acceptance of the Assets and the Business to the same extent as if set out in full herein. This Section 3.6 shall survive the Closing indefinitely

4.   COVENANTS OF SELLER

          4.1 Consents and Approvals. Seller (i) shall diligently assist and cooperate with Purchaser to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by Seller of this Agreement, and (ii) shall diligently assist and cooperate with Purchaser in preparing and filing all documents required to be submitted by Purchaser to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by Purchaser in connection with such transactions.

          4.2  Further Assurances.

               (a) Upon the request of Purchaser at any time on or after the Closing Date, Seller will forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization, other documents and records as Purchaser or its counsel may reasonably request in order to perfect title of Purchaser in the Assets or otherwise to effectuate the purpose of this Agreement or for Purchaser to perform its obligations under the Contracts.

               (b) Seller shall use its best efforts to obtain all consents, approvals, exemptions, permits, waivers and other authorizations from third parties (including, without limitation, governmental entities), including without limitation all necessary consents to the assignment of all Contracts and to effect all registrations, filings and notices with or to third parties, if any, required to be made by Seller (including, without limitation, governmental entities) as shall be necessary, advisable or desirable in order for the transactions contemplated herein to be effectuated and in order for the Purchaser after the Closing to be able to conduct the business of the Business as it has been historically conducted by Seller prior to the Closing.

               (c) Notwithstanding Section 4.2 (b) above, but subject to the last sentence of this Section 4.2(c), this Agreement shall not constitute an agreement to assign any Contract, permit or other asset, or any benefit arising thereunder or resulting therefrom, if any attempted assignment thereof, without the consent required or necessary for such assignment, would constitute a breach or violation thereof or would in any way adversely affect the rights of the Purchaser or the Seller thereunder. If such consent is not obtained, or if any attempted assignment would be ineffective or would adversely affect the Seller's rights thereunder so that the Purchaser would not in fact receive substantially all of such rights, the Seller shall cooperate in any arrangement the Purchaser may reasonably request in writing to provide the Purchaser with the benefit of any such Contract, permit or other asset, including enforcement for the benefit of the Purchaser of any and all rights of the Seller against any other party arising out of the breach or wrongful cancellation thereof by such party. Nothing contained in this Section 4.2 (c) shall affect the liability, if any, of the Seller pursuant to this Agreement for failing to disclose the need for, and failing to use best efforts to obtain, any consent, approvals, authorizations, exemptions or waivers.

               (d) Until all consents, approvals and authorizations are obtained by the Seller, as applicable, to the assignment of all Contracts and permits to the Purchaser, the Purchaser and the Seller shall be bound by the following subcontracting arrangement with respect to any and all contracts, leases, agreements and commitments (unless, on a case-by-case basis, the following arrangement would not be permitted thereunder): (i) the Purchaser shall perform all of the Seller's obligations arising on or after the Closing Date under such Contracts on a prompt and punctual basis as a subcontractor for the Seller; and (ii) Seller shall promptly and punctually pay to the Purchaser, in consideration of the obligations of the Purchaser set forth in this Section 4.2 (d), all of the payments received by Seller pursuant to or under such contracts, leases, agreements and commitments relating to goods sold or services performed by Purchaser on or after the Closing Date.

          4.3 Confidentiality. Seller shall maintain the confidentiality of the operations, customers, all proprietary or otherwise non-public information relating to the Business and the Intellectual Property of the Business following the Closing with the same degree of care as it utilizes in the maintenance of its own trade secrets.

          4.4 Non-Compete. Seller covenants and agrees with Purchaser that for a period of five (5) years following the Closing Seller will not produce any product identical to the products currently or heretofore produced by the Business.. Seller reserves the right pursuant to the royalty-free license and grant-back of Intellectual Property and the rights to use the designs, drawings, specifications and other intangible property rights and items described in Sections 1.1(d)(i) and (ii) to manufacture, produce, provide and sell products and/or services to Governmental Customers and to purchase acquire products from Purchaser or from third parties substantially similar to those of the Business for use in con-nection with any contract Seller may have now or in the future with respect to Governmental Customers, and to purchase or acquire an entity or business that produces products in competition with the current or past products of the Business provided such products in competition do not constitute fifty percent (50%) or more of the revenue of such entity or business for each of the past two (2) calendar years, and this Non-Compete Covenant shall not apply to any assets or business activity that any entity acquiring more than fifty percent (50%) of Seller's voting stock may transfer to Seller subsequent to such acquisition.

          4.5 Cooperation. Seller consents to Purchaser hiring the eight (8) individuals listed in Schedule 4.5 and agrees that Purchaser may make offers to and hire not more than fifteen additional employees of Seller; provided however that nothing included herein shall be construed to limit Seller's right to retain such employees. Seller covenants that it will not make any effort out of the ordinary and usual course of business to encourage such 8 listed individuals to reject employment with Purchaser, and if so employed by Purchaser, Seller shall not solicit their reemployment by Seller within the three (3) year period beginning with the Closing Date but nothing in this Section 4.5 shall prevent Seller from increasing salary, bonus and benefit levels for such individuals in accordance with Sellers' standard practice. Nothing herein shall prevent a rehire of any such listed individual by Seller if the contact and application for reemployment is initiated solely by any such listed individual.

5.   COVENANTS OF PURCHASER; POST CLOSING PERFORMANCE

          5.1 Purchaser covenants and agrees with Seller that Purchaser will assume Seller's obligations under and perform the Contracts following the Closing in accordance with their terms and applicable law, in a workmanlike manner, with due regard for appropriate quality assurance procedures

          5.2 Purchaser covenants and agrees that the representations and warranties in Section 3.6 shall also constitute covenants and agreements under this Section 5 with the same force and effect as if such Section 3.6 and Schedule 3.6 were set out herein in full and such covenants and agreements shall survive the Closing indefinitely.

          5.3 Purchaser covenants and agrees that within sixty (60) day of the closing, the Purchaser shall file with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") covering the resale to the public by the Seller of the Shares. The Purchaser shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable and to keep it effective until the one year anniversary date of the closing; provided however, the Purchaser may, by written notice to the Seller (i) delay the filing or effectiveness of the Registration Statement or (ii) suspend the Registration Statement after effectiveness and require that the Seller immediately cease sales of shares pursuant thereto in the event that
     (A) the Purchaser files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities and (B) the Purchaser engages in any activity or transaction or preparation or negotiations for any activity or transaction that the Purchaser desires to keep confidential for business reasons, if the Purchaser determines in good faith that the public disclosure requirements imposed on the Purchaser under the Securities Act in connection with the Registration Statement covering the Shares would require disclosure of such activity, transaction, preparations or negotiations.

6.   CONDITIONS TO OBLIGATIONS OF PURCHASER

     All obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

          6.1 Representations and Warranties of Seller. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date. Such representations and warranties shall survive the Closing for a period of one year from the date of this Agreement.

          6.2 No Violation of Orders. There shall not be in effect on the Closing Date any statute, rule, regulation, decree, execution order, preliminary or permanent injunction or other order issued, promulgated or enacted by any federal, state, local or foreign government, governmental or regulatory authority or court which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Seller; and no action or proceeding before any federal, state, local or foreign court or governmental or regulatory authority shall have been instituted or threatened by any federal, state, local or foreign government or governmental or regulatory authority, or by any other person, entity or organization which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement or any term or provision hereof. If pre merger notification is required under the Hart-Scot-Rodino Act, the waiting period under such Act shall have expired or been terminated.

          6.3 No Material Default or Adverse Change. During the period from the date hereof to the Closing Date, there shall have been no material default under or in the performance of any Contract and nothing shall have occurred which is likely to materially and adversely affect the Business.

          6.4 Legal Opinion. Purchaser shall have received the opinion of Seller's counsel in form and substance reasonably satisfactory to Purchaser.

          6.5 Deliveries to Purchaser. Seller shall have delivered to Purchaser all of the following documents and instruments:

               (a) Instruments of Transfer. All of the following documents which shall be collectively referred to as the "Instruments of Transfer":

                    (i) Bill of Sale. A Bill of Sale, in the form of Exhibit H attached hereto, selling, assigning and transferring to Purchaser all of the Assets, and

                    (ii) Transition Services Agreement ("TSA"). An executed TSA in the form of Exhibit I attached hereto, which describes the services and cost of such services to be performed by Seller on behalf of Purchaser during the transition period.

               (b)  Seller's Legal Opinion.

               (c) An executed Memorandum of Understanding in the form of Exhibit J attached hereto between Purchaser and Seller.

7.   CONDITIONS TO OBLIGATIONS OF SELLER

     All obligations of Seller under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

          7.1 Representations and Warranties of Purchaser. All representations and warranties made by Purchaser in this Agreement shall be true and correct on and as of the Closing Date except as otherwise specified herein. Such representations and warranties shall survive the Closing for a period of twelve (12) months from the Closing except as otherwise provided herein.

          7.2 Performance of Purchaser's Obligations. Purchaser shall have performed in all respects all obligations required under this Agreement to be performed by it on or prior to the Closing Date.

          7.3 No Violation of Orders. There shall not be in effect on the Closing Date any statute, rule, regulation, decree, executive order, preliminary or permanent injunction or other order issued by any federal, state, local or foreign, government, governmental or regulatory authority or court which declares this Agreement invalid or unenforceable, in any respect or which prevents the consummation of the transactions contemplated hereby. If pre-merger notification is required under the Hart-Scot-Rodino Act, the waiting period under such Act shall have expired or been terminated.

          7.4 Legal Opinion. Seller shall have received the opinion of Purchaser's counsel, dated the Closing Date and addressed to Seller, in form and substance reasonably acceptable to Seller.

          7.5 Deliveries to Seller. Purchaser shall have delivered to Seller all of the following:

                    (a)  Purchaser's executed Instruments of Transfer.

                    (b) Transition Services Agreement ("TSA"). An executed TSA in the form of Exhibit I attached hereto, which describes the services and cost of such services to be performed by Seller on behalf of Purchaser during the transition period.

                    (c)  The Certificate(s) of Common Stock.

                    (d) The Warrant No. W-1 to purchase Common Stock and Purchaser shall have executed Warrant No. W-2 to be held pending fulfillment of the conditions specified in Schedule 1.6 for its delivery to Seller.

                    (e) Other Closing Documents. Purchaser shall have delivered to Seller such other certificates, instruments and documents in confirmation of the representations and warranties of Purchaser or in furtherance of the transactions contemplated by this Agreement as Seller or its counsel may reasonably request.

                    (f)  Purchaser's Legal Opinion.

                    (g) An executed Memorandum of Understanding in the form of Exhibit J attached hereto between Purchaser and Seller.

          7.6 Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Purchaser under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Purchaser in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Seller.

8.   INDEMNIFICATION

          8.1  Indemnification

          (a) If Seller breaches (or in the event any third party alleges facts that, if true, would mean Seller has materially breached) any of its representations, warranties, covenants contained in this Agreement, then Seller agrees to defend, indemnify, and hold harmless Purchaser from and against all loss, cost, liability and expense (including but not limited to attorneys' fees, court costs, amounts paid or to be paid in settlement or under judgment, and interest thereon), in excess of amounts received from insurance proceeds, incurred by Purchaser as a result of, based upon or related to such breach or alleged breach of any representation or warranty of Seller in this Agreement. In no event shall Seller be required to defend, indemnify and hold harmless Purchaser (or any other Person) for incidental, consequential or punitive damages unless Purchaser is finally adjudicated to be liable to a third party for such damages as a result of Seller's breach hereunder. The indemnifications contained in this Paragraph 8.1(a) shall survive until the expiration of twelve (12) months following the Closing Date.

          (b) Seller agrees to defend and indemnify Purchaser from and against any and all loss, cost, liability and expense Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

               (i) any liability of Seller under the Contracts for work performed or product in fact delivered on or prior to the Closing Date; or

               (ii) any work, labor or services performed for or delivered to third parties by Seller or performed by the Business on or prior to the Closing Date; or

               (iii) Retained Liabilities;

               (iv) any obligation resulting from the failure to comply with the provisions of any applicable Bulk Transfers Law;

               (v) a material breach of any covenant or agreement of Seller in this Agreement (other than a breach of a representation or warranty).

          (c)  (i)   No claim for indemnification under Section 8.1(a) shall be made by or on behalf of Purchaser if not raised by Purchaser within 12 months of the Closing Date

               (ii) The obligation of Seller to defend, indemnify and hold harmless Purchaser (including its respective directors, officers, employees, affiliates) from loss, cost, liability and expense relating to or arising from any liabilities set forth in Section 8.1(b) shall be absolute, unconditional and shall continue indefinitely, except as may be otherwise provided in an applicable covenant or agreement included within this Agreement (including the schedules and exhibits incorporated herein).

          (d) Purchaser agrees to defend, indemnify, and hold harmless Seller (and its directors, officers, employees, affiliates and assigns) from any and all loss, cost, liability and expense, (including but not limited to attorney's fees, court costs, amounts paid or to be paid in settlement or under judgment, and interest thereon) in excess of amounts received by Seller from insurance proceeds, incurred by any of them as a result of, or based upon a breach of Representation and Warranty by Purchaser provided the claim for indemnification is brought by Seller within 12 months of the Closing Date. In no event shall Purchaser be required to defend, indemnify and hold harmless Seller (or any other such Person) for any incidental, consequential or punitive damages.

          8.2 Notice of Asserted Liability. Promptly after receipt by any party of notice of any demand, claim or circumstance that, immediately or with the lapse of time, would give rise to a claim for or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in, a loss, cost, liability and expense subject to the defense, indemnification and hold harmless provisions hereunder, the Party receiving such notice ("Indemnitee") shall give notice thereof to the Party having the indemnity obligation with respect to that matter ("Indemnitor"). The notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the loss, cost, liability and expense that has been or may be suffered by Indemnitee, provided that failure to give such notice shall have no consequence unless and to the extent the Indemnitor is prejudiced thereby.

          8.3  Indemnification Claims.

          (a) A party entitled, or seeking to assert rights, to indemnification under this Section 8 (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this
     Section 8 may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed losses; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any losses, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Section 8 and (B) the ad damnum is less than or equal to the amount of Losses for which the Indemnifying Party is liable under this Section 8 and
     (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "losses" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

          (b) In order to seek indemnification under this Section 8, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 8 for such Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such losses.

          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer, (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

          (d)  Reserved

          (e) Notwithstanding the other provisions of this Section 8, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in losses for which such Indemnified Party may be entitled to indemnification pursuant to this Section 8, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this
     Section 8, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Section 8, for any such losses for which it is entitled to indemnification pursuant to this Section 8 (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this
     Section 8).

          8.4 Exclusive Remedy. After the Closing, except for the right to seek injunctive relief, specific performance and other equitable remedies the provisions for defense, indemnification and hold harmless set forth in this Section 8 are the sole and exclusive remedies of the Parties hereto with respect to all breaches of the terms of this Agreement.

9.   MISCELLANEOUS PROVISIONS

          9.1 Publicity and Non-disclosure. Except or otherwise required by applicable law purchaser shall not make any press release or other announcement concerning the transaction contemplated in this Agreement without the prior review by and consent of Seller.

          9.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, representatives and assigns, as the case may be; provided, however, that if and to the extent the Purchaser assigns this Agreement, the Assignee must assume in a fully e4xecuted written instrument contained herein.

          9.3 Brokers and Finders. Seller and Purchaser each agrees to indemnify, defend and hold harmless the other against any brokerage fee, commission, finder's fee, or financial advisory fee due to any person, firm or corporation acting or claiming to have acted on the indemnifying party's or the indemnifying party's principals' or employees' behalf in connection with the transactions contemplated by this Agreement.

          9.4 Expenses. Except as otherwise provided in this Agreement, the parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, such expenses to include, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

          9.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

               (a)  if to Purchaser, to:
                    SatCon Technology Corporation
                    161 First Street
                    Cambridge, MA 02142
                    ATTN: David B. Eisenhaure

                    with copy to:
                    Hale & Dorr
                    60 State Street
                    Boston, MA 02110
                    Attn. Jeffrey Carp

               (b)  if to Seller, to:

                    Northrop Grumman Corporation
                    1840 Century Park East
                    Los Angeles, CA 90067
                    Attn: Office of the General Counsel

                    with copy to:

                    Northrop Grumman Corporation
                    1840 Century Park East
                    Los Angeles, CA 90067
                    Attn: Corporate Vice President and Treasurer

     or to such other persons or at such other addresses as shall be furnished by any party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered.

          9.6 Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto and incorporated herein by reference, including the Memorandum of Understanding dated November 16, 1999 represent the entire agreement and understanding of the parties hereto with reference to the transactions set forth herein, and no representations, warranties or covenants have been made in connection with this Agreement or the transaction contemplated hereby other than those expressly set forth herein and in the Schedules and Exhibits hereto, or in the certificates, agreements and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement.

          9.7 Waivers, Amendments and Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Purchaser and Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative, and are exclusive of any rights or remedies that either party may otherwise have at law or in equity. The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement among the parties) as to which there is no inaccuracy or breach.

          9.8 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof, provided that the invalidity unenforceability of such Term does not frustrate the purpose of a material term of the Parties intent.

          9.9 Section Headings. The Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

          9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. All references herein to sections, clauses, and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

          9.11 Litigation Assistance. Seller and Purchaser agree from and after the Closing Date to cooperate as provided herein, with each other with respect to any action, suit, proceeding or investigation pending or threatened against either of the parties hereto with respect to the Contracts (other than so specified in the lease agreements included in the Transition Services Agreement).

          9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws or choice of laws rules of such state.

          9.13 Schedules and Exhibits. The Schedules and Exhibits attached hereto are a part of this Agreement as if fully set forth herein.

          9.14 Post-Closing Access. So long as any Contract remains executory or there is a claim thereunder by the other party thereto, Seller and its affiliates, accountants and agents shall have access at reasonable times and places and upon reasonable notice to all accounting and financial books and records of Purchaser relating to such Contract and shall be permitted to make copies thereof, to the extent necessary, to assure that Purchaser is adequately protecting Seller.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be signed and attested all as of the date first written above.

                                   Purchaser:

                                        By: /s/ David B. Eisenhaure
                                            -----------------------

[attest]                                Its: President
                                             ----------------------


/s/ Michael C. Turmelle
--------------------------
Name Michael C. Turmelle
Title CFO


                                   Seller: Northrop Grumman Corporation

                                        By: /s/ Albert Myers
                                           ---------------------------

[attest]                                Its: Corporate Vice President and
                                             Treasurer

/s/ Dawn Katje
-------------------------------
Name Dawn Katje
Title Administrative Assistant

                               Omitted Schedules
                               -----------------

        Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, SatCon Technology Corporation has, with respect to the Asset Purchase Agreement by and among Northrop Grumman Corporation and SatCon Technology Corporation, dated as of November 16, 1999, omitted to file the related schedules (listed below). These schedules will be supplementally furnished to the Commission upon request.


Schedules
---------

A       Contracts
AA      Financial Assets
B       Equipment
C       Inventory
D       Intellectual Property
DD      Process Related Property
E       Owned Software
F       Other Intangible Assets
G       Licensed  Software
2.5     Liens; Tax Matters
2.6     Absence of Undisclosed Liabilities
2.8     Licenses and Permits
2.9     Title to, and Sufficiency of, the Assets
2.14    Product Warranties
2.18    Assets
3.6     Inspection; Knowledge